EXHIBIT 10.18

TO FORM 10-K

OF

WELLS REAL ESTATE FUND XIII, L.P.

LEASE AGREEMENT

Between

FUND XIII AND FUND XIV ASSOCIATES,

a Georgia joint venture partnership,

as Landlord

And

RANDSTAD STAFFING SERVICES, INC.,

a Georgia corporation,

as Tenant

Dated: December 18, 2003

TABLE OF CONTENTS

LEASE AGREEMENT

-i-

23.	GOVERNMENTAL REQUIREMENTS	19

24.	ABANDONMENT OF PREMISES	19

25.	ASSIGNMENT AND SUBLETTING	19

26.	DEFAULT	20

27.	REMEDIES	21

28.	DESTRUCTION OR DAMAGE	22

29.	EMINENT DOMAIN	22

30.	SERVICE OF NOTICE	23

31.	MORTGAGEE'S RIGHTS	23

32.	ESTOPPEL	24

33.	ATTORNEY'S FEES AND HOMESTEAD	24

34.	PARKING	24

35.	STORAGE	24

36.	WASTE DISPOSAL	25

37.	SURRENDER OF PREMISES	25

38.	CLEANING PREMISES	25

39.	NO ESTATE IN LAND	25

40.	CUMULATIVE RIGHTS	25

41.	PARAGRAPH TITLES; SEVERABILITY	25

42.	DAMAGE OR THEFT OF PERSONAL PROPERTY	25

43.	HOLDING OVER	25

44.	INTENTIONALLY OMITTED	26

45.	INTENTIONALLY OMITTED	26

46.	RULES AND REGULATIONS	26

47.	QUIET ENJOYMENT	26

48.	ENTIRE AGREEMENT	26

49.	LIMITATION OF LIABILITY	26

-ii-

50.	SUBMISSION OF AGREEMENT	26

51.	AUTHORITY	26

52.	INTENTIONALLY OMITTED	27

53.	BROKER DISCLOSURE	27

54.	NOTICES	27

55.	FORCE MAJEURE	27

56.	FINANCIAL STATEMENTS	27

57.	WAIVER OF LANDLORD’S LIEN	28

58.	TENANT'S RIGHT TO INSTALL SATELLITE ANTENNA MODULE	28

59.	SHORT FORM	28

60.	NO SALE TO COMPETITOR	29

61.	RIGHT OF FIRST REFUSAL	29

62.	IMMEDIATE REPAIRS TO BE PERFORMED BY TENANT	29

63.	TENANT’S OBLIGATIONS REGARDING ANNEX BUILDING	30

-iii-

BASIC LEASE PROVISIONS

The following is a summary of some of the Basic Provisions of the Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control.

1.	Building (See Section 1):	2015 South Park Place
Atlanta, Georgia 30339

2.	Premises (See Section 1):

	Floors:	1-4

	Rentable Square Feet:	64,574

3.	Term (See Section 2):	Approximately 10 years

4.	Base Rent (See Sections 2 and 3):

Lease Year	Annual Rate Per Rentable Square Foot of Premises	Monthly Installment	Annual Installment

1-5	$10.00	$53,811.66	$645,740.00

6	$10.20	$54,887.90	$658,654.80

7	$10.40	$55,964.13	$671,569.60

8	$10.61	$57,094.17	$685,130.14

9	$10.82	$58,224.22	$698,690.68

10	$11.04	$59,408.08	$712,896.96

5.	Tenant’s Share (See Section 13):	100%

6.	Intentionally Omitted

7.	Landlord’s Broker (See Section 53):	None

	Tenant’s Broker (See Section 53):	None

8.	Notice Address (See Section 54)

-iv-

LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter called the “Lease”) is made and entered into this 18th day of December, 2003 (the “Commencement Date”), by and between FUND XIII AND FUND XIV ASSOCIATES, a Georgia joint venture partnership (hereinafter called “Landlord”), and RANDSTAD STAFFING SERVICES, INC., a Georgia corporation (hereinafter called “Tenant”).

1. Premises. Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord, for general office purposes of a type customary for first-class office buildings, the following described space (hereinafter called the “Premises”, which defined term is deemed to include the Building, the Property and any improvements located on the Property, each as hereinafter defined, but expressly excluding any rights to the roof of the Building):

64,574 rentable square feet of space comprising 100% of the rentable space of a four-story building (the “Building”) located on the real property described in Exhibit “A” attached hereto (the “Property”), said Premises being the entirety of the interior space of the Building. Landlord and Tenant agree that the number of rentable square feet described above has been confirmed and conclusively agreed upon by the parties.

2. Lease Term.

(a) Tenant shall have and hold the Premises for a term (“Term”) commencing on the Commencement Date set forth above and shall terminate at midnight on the last day (the “Expiration Date”) of the one hundred twentieth (120th) full calendar month following the Commencement Date, unless sooner terminated or extended as hereinafter provided.

(b) Following the Commencement Date and thereafter during the Term (excluding any holdover period), so long as, both as of the exercise date and as of the first day of each Extended Term (as hereinafter defined) this Lease is in full force and effect and no default has occurred and then still continues beyond the expiration of any applicable notice and cure period and no facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute a default (in which event Landlord agrees that Tenant shall have a notice and cure period within which to cure such an event equivalent to the notice and cure period, if any, that would be afforded to Tenant under this Lease had such event ripened into a default hereunder), Landlord hereby grants to Tenant two (2) options to extend the Term with respect to all but not any lesser portion of the Premises for successive periods of five (5) years each (each “Extended Term”), beginning immediately upon the expiration of the Term for the first Extended Term and beginning immediately upon the expiration of the first Extended Term for the second Extended Term, such options to be exercised by Tenant giving written notice of its exercise to Landlord in the manner provided in this Lease at least twelve months (12) months prior, but not more than fifteen (15) months prior, to the expiration of the Term for the first Extended Term and the expiration of the first Extended Term for the second Extended Term. Time is of the essence with respect to the foregoing. Tenant may not exercise the option for the second Extended Term unless it exercised the option for the first Extended Term.

(c) If Tenant exercises an option to extend the Term, Landlord shall, within thirty (30) days after the receipt of Tenant’s notice of exercise, notify Tenant in writing of Landlord’s reasonable determination of the Base Rent for the Premises for the applicable Extended Term, which amount shall be one hundred percent (100%) of the rate for base minimum rental then announced by landlords and tenants in comparable leases of comparable size in comparable buildings (including, the Building) in the market of metropolitan Atlanta, Georgia during the applicable Extended Term, taking into account all relevant factors (including, but not limited to, size of space, location of space within the building, signage rights, age, location and quality of building, length of term, credit standing of tenant, tenant improvement contributions, leasing commissions and rent concessions), and calculated on a per square foot basis.

(d) Except for the Base Rent, which shall be determined as set forth in subparagraph C above, leasing of the Premises by Tenant for the applicable Extended Term shall be subject to all of the same terms and conditions set forth in this Lease; provided, however, that rent abatements (other than any abatements under Article 26 or Article 28 hereunder) or other concessions applicable to the Premises during any prior period shall not be applicable during any Extended Term (unless otherwise mutually acceptable to both Landlord and Tenant in the sole discretion of each at the time Tenant exercises its option(s) to extend). Landlord and Tenant shall enter into an amendment to this Lease to evidence Tenant’s exercise of the applicable extension option. If this Lease is guaranteed now or at any time in the future, Tenant simultaneously shall deliver to Landlord an original, signed reaffirmation of each guarantor’s guaranty, in form and substance acceptable to Landlord.

3. Base Rent. Tenant shall pay to Landlord, at P.O. Box 926040, Norcross, Georgia 30010-6040, or at such other place as Landlord shall designate in writing to Tenant, annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions. The term “Lease Year”, as used in the Basic Lease Provisions and throughout this Lease, shall mean each and every consecutive twelve (12) month period during the Term of this Lease, with the first such twelve (12) month period commencing on the Commencement Date; provided, however, if the Commencement Date occurs other than on the first day of a calendar month the first Lease Year shall be that partial month plus the first full twelve (12) months thereafter.

The Base Rent shall be paid to Landlord on an absolutely “net” basis without application to any expenses incurred in connection with the operation, repair and maintenance of the Premises, the Building or the Property.

4. Rent Payment. The Base Rent for each Lease Year shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. One full monthly installment of Base Rent shall be due and payable on the date of execution of this Lease by Tenant for the first month’s Base Rent and a like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term hereof; provided, that if the Commencement Date should be a date other than the first day of a calendar month, the monthly Base Rent installment paid on the date of execution of this Lease by Tenant shall be prorated to that partial calendar month, and the excess shall be applied as a credit against the next monthly Base Rent installment. Tenant shall pay, as Additional Rent, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord).

5. Late Charge. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or Additional Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the fifth (5th) business day following the date Tenant was invoiced, a late charge of four percent (4%) percent of such past due amount shall be immediately due and payable as Additional Rent and interest shall accrue from the date past due until paid at the lower of eighteen percent (18%) per annum or the highest rate permitted by applicable law; provided, however, Tenant shall be entitled to written notice from Landlord of Tenant’s failure to pay such installment of Base Rent or Additional Rent, as the case may be, and a period of three (3) business days to cure such default before the imposition of such fees and charges, but Tenant shall only be entitled to such notice and grace period five (5) times during the Term. In the event that checks submitted by Tenant to Landlord for payment of amounts due pursuant to the Lease shall not be honored by the financial institute due to insufficient funds in excess of two (2) times during the Term, Landlord may, in its sole discretion, require that all future payments by Tenant to Landlord be paid by certified funds, cashier’s check or cash.

6. Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge assessed against Tenant hereunder.

7. Construction of this Agreement. No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of his obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. Time is of the essence of this Lease.

8. Use of Premises.

(a) Tenant shall use and occupy the Premises for general office purposes of a type customary for first-class office buildings and for no other purpose. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate the insurance or increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first-class nature of the Building.

(b) Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “hazardous or toxic material,” as that term is hereafter defined. “Hazardous or toxic material” shall include all materials or substances which have been determined to be hazardous to health or the environment, including, without limitation hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances, (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide, (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); asbestos and radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of de minimis amounts of hazardous or toxic materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers).

(c) The occupancy rate of the Premises shall in no event be more than the maximum occupancy permitted pursuant to applicable laws or codes. In the event that Tenant exceeds this ratio, and Landlord consents to such overage, Tenant shall be responsible for any and all costs related with such overage, including without limitation, excessive maintenance charges.

(d) Landlord grants to Tenant a right to use throughout the Term in accordance with the Lease: (a) any and all common elevators, common stairways, common lobbies, common hallways and other common, non-leasable portions of the Premises which, by their nature, are designed and intended for common use by the occupants of the Building for the uses for which such areas have been manifestly designed and intended and (b) any and all portions of the Property on which improvements are not then constructed, which are designed and intended for common use and for pedestrian ingress and egress to and from the Building.

9. Definitions. “Landlord,” as used in this Lease, shall include the party named in the first paragraph hereof, its representatives, assigns and successors in title to the Premises. “Tenant” shall include the party named in the first paragraph hereof, its heirs and representatives, and, if this Lease shall be validly assigned or sublet, shall also include Tenant’s assignees or subtenants, as to the Premises, or portion thereof, covered by such assignment or sublease. “Landlord” and “Tenant” include male and female, singular and plural, corporation, partnership, limited liability company (and the officers, members, partners, employees or agents of any such entities) or individual, as may fit the particular parties.

10. Repairs By Landlord. Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as set forth in this Lease. Except for damage caused by casualty and condemnation (which shall be governed by Sections 28 and 29 below), and subject to normal wear and tear, Landlord shall perform capital repairs (it being understood that Tenant is expressly responsible for ordinary and day-to-day maintenance) to the structural portions of the exterior walls, roof, roof structure, parking areas, the roof membrane, foundation, load bearing columns, and structural skeleton and other mechanical systems of the Building, including electrical, gas, life safety, plumbing, sewage, sprinkler systems, elevators, cable and wiring within the building (but only to the extent in existence as of the date of this Lease), restrooms, and heating, ventilation and air-conditioning systems. Landlord shall perform such repairs at Landlord’s sole cost and expense.

11. Repairs By Tenant. (a) Except as described in Section 10 above or Section 28 and 29 below, Tenant shall, at its own cost and expense, maintain the Premises, the Building and the Property in good repair, in a neat and clean, first-class condition and in compliance with all applicable codes, laws, ordinances, regulations and covenants, including making all necessary repairs and replacements (collectively, the “Tenant Maintenance Items”). In particular but not to the exclusion of any other Tenant Maintenance Items, Tenant Maintenance Items shall include Tenant’s obligation to, at Tenant’s sole cost and expense, operate, keep, and maintain, and as necessary, repair, restore, replace, and make any capital improvements to (i) the interior and exterior of the Building (excluding Landlord’s responsibilities as set forth in Section 10 above), including the ceilings, floor surface, interior and non-structural portions of the exterior walls, wall covering, shafts, stairs, stairwells, elevator cabs, glass, interior and exterior painting and caulking, mullions, windows and doors, washrooms, and Building mechanical, electrical and telephone closets, and (ii) exterior lighting and fencing, any common areas and any sidewalks, and ordinary cleaning and day-to-day maintenance of the parking areas and access ways upon the Premises and the landscaping and grounds surrounding the Building. All glass, both interior and exterior, is at the sole risk of Tenant; and any broken glass shall be promptly replaced at Tenant’s expense by glass of like kind, size and quality. All repairs and maintenance of the Premises by Tenant as required under this Lease shall be performed in a good and safe manner by contractor and other personnel reasonably approved by Landlord, and in compliance with the provisions of Section 12 below. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Premises, the Building or the Property that is Landlord’s responsibility to maintain pursuant to Section 10 above if caused by Tenant or Tenant’s agents, employees, invitees, licensees or contractors. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make the repairs and replacements and the costs of such repair or replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

(b) Tenant shall, at its sole cost and expense, maintain a landscape service contract, a janitorial service contract and a security service contract for the Premises and the Property during the Term, all of the duties under any such contracts shall be performed in accordance with all applicable codes, laws, ordinances, regulations and covenants; provided, however, that Tenant may elect, in Tenant’s sole discretion, not to enter into any such contracts as long as Tenant provides such work and services as required under this Lease. If Tenant enters into any such contracts, Tenant shall deliver to Landlord (i) a copy of said service contracts prior to the Commencement Date, and (ii) thereafter, a copy of any renewal or substitute service contracts within thirty (30) days prior to the expiration of the existing service contract.

(c) Landlord hereby grants Tenant the right to use the point of penetration in the Building used by utility companies to bring services into the Building; provided, however, such grant is subject to the rights of the utility companies to use such point of penetration and such use by Tenant shall not interfere with the provisions of any utility service to the Building and shall not interfere with the use and operation of the Building’s mechanical, electrical, plumbing or other such systems. Tenant shall provide Landlord with proposed plans and specifications as to Tenant’s intended use of the penetration point and Landlord shall within ten (10) days after receipt of such plans and specifications, consent (or deny consent) to such plans and specifications, such consent not be unreasonably withheld, conditioned or delayed. Tenant shall also have the right, to utilize Landlord’s conduit system to run fiber optic or other cables from the Building to public rights of way.

(d) (i) Tenant shall have the right, at its own cost and expense, to install in or on the Premises such machinery, equipment and trade fixtures as may be required for the proper conduct of Tenant’s business.

(ii) In addition, Landlord hereby grants to Tenant, at Tenant’s sole cost, the right to install such equipment, conduits, fiber optic and other cables and materials (the “Connecting Equipment”) in the shafts, ducts, conduits, chases, utility closets and other facilities of the Building and along, under or through the roof of the Building as is necessary or desirable to connect the antenna(e) to be installed by Tenant on the roof of the Building to Tenant’s equipment in the Premises, and further, the right to run the Connecting Equipment through the basement of the Building and over, on, under or through the Property using any easements adjacent to the Property (to the extent permitted by such easements) in order to connect Tenant’s equipment in the Premises to Tenant’s communications network, or to the local telephone company. Landlord further grants to Tenant a right of access upon reasonable notice to Landlord and accompanied by an employee of Landlord to the areas where such Connecting Equipment is located for the purpose of maintaining, repairing, testing and replacing the same and the right of access to any other conduits or chase space in the Building and the right to install such additional conduct and cable as may be required for the conduct of Tenant’s business.

(iii) The installation, use and maintenance rights provided for under Section 11(c) and this Section 11(d) shall be subject to the following:

(A) Tenant shall obtain all necessary governmental and other approvals prior to exercising any such rights;

(B) Tenant shall indemnify, defend, and hold Landlord harmless from all injuries, damages, claims, liability and costs (including reasonable attorneys’ fees) arising from such installation, use and maintenance;

(C) No installation, use or maintenance shall be done without Landlord’s prior written approval. Prior to the grant or withholding of Landlord’s approval, Tenant shall provide to Landlord all applicable plans and specifications and other reasonably necessary information pertaining to such work. Landlord’s approval shall be given or withheld at Landlord’s sole discretion with respect to any installation, maintenance or use which may affect the Building structure, Building systems, or aesthetics. Landlord will not unreasonably withhold consent to any other requests provided that the rights of any other tenants will not be adversely affected or the Building subject to the risk of damage or impairment in any way, in Landlord’s reasonable discretion;

(D) All installation, maintenance, repairs and testing will be done at such times and in such manner as Landlord shall reasonably require in order to assure the efficient operation of the Building and to minimize disruption to others.

(e) Landlord hereby grants Tenant the right to use and to have access at all times to conduits in the Building to install, maintain, operate, repair and replace (i) Tenant’s air conditioning equipment installed on the roof of the Building and/or (ii) telecommunications conduits, inner ducts, cables and equipment needed to connect the various floors of the Premises to each other or to other telecommunications networks, including the network operated by Tenant. Tenant shall indemnify and hold Landlord harmless from and against any and all damages caused to any property or injury to any persons which damage or injury shall result from or as a result of the installation, repair, maintenance or operation of any such equipment installed by Tenant, unless such damage or injury arises out of or results from the negligence of Landlord, or Landlord’s agents or employees.

(f)(i) Subject to the terms and conditions as described below, Tenant shall have the right to contract with a provider(s) of local and long distance telephone services and other communication services that do not currently service the Building (the “Alternative Provider”). The Alternative Provider selected by Tenant shall have the right to place in the Building riser system, and in the phone room(s) on any floor of the Building that Premises are located, equipment (the “Equipment”) and related hardware and cabling, connected to the Premises, to service and serve the Premises and communications and transmissions of data to the Premises. Tenant shall indemnify, defend and hold Landlord harmless from any loss, cost, damage or expense incurred in connection with the installation, use, maintenance or presence of the Equipment. Tenant shall promptly restore all aspects of the Premises after the installation and maintenance (as and when necessary) of the Equipment.

(ii) Tenant hereby covenants and agrees that Landlord shall not be obligated to obtain or pay for any permits and license fees which may be required to be paid for the erection and maintenance of any and all such Equipment. The right of the Alternative Provider to install such Equipment is expressly conditioned upon the Equipment not interfering with any equipment presently existing on or within the Building.

(iii) Prior to installation of the Equipment, the Alternative Provider shall furnish detailed plans and specifications for such Equipment systems to Landlord for Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided Landlord may condition its consent by requiring that such systems be installed in the least conspicuous of all reasonably acceptable locations on which the systems might be located. In the installation of such systems, the Alternative Provider shall comply with all applicable laws, and keep the Premises, Building and Property free and clear from liens arising from or related to the installation, and shall provide all insurance with respect to or in connection with the Equipment and the installation and use thereof. The Alternative Provider shall be entitled to use such portions of the Building as may be reasonably necessary for the installation, operation and maintenance of the Equipment, and the Alternative Provider shall have reasonable access to such portions of the Building at all times throughout the term of this Lease for such purposes; provided however, that except for the roof, any cables, conduits or other physical connections between the Equipment and the Premises shall be concealed underground or within permanent walls, floors, columns and ceilings of the Building and in the shafts of the Building provided for such installations, and such installation, use and maintenance shall not damage the Building or effect the appearance of the Building or reduce the usable or rentable space of the Building; and provided further, that any installation or maintenance work performed by the Alternative Provider or at the Alternative Provider’s direction shall be performed without unreasonably interfering with Landlord’s or any other tenant’s use of the Building, and upon completion of such installation and maintenance (initially and from time to time) the Alternative Provider shall restore such portions of the Building to a condition at least equivalent to that existing prior to such installation or maintenance. The Alternative Provider shall be responsible for procuring whatever licenses or permits may be required for the use of such systems or operation of any equipment served thereby, and Landlord shall cooperate with the Alternative Provider, at the Alternative Provider’s expense, in procuring such licenses or permits, to the extent required by applicable laws. Landlord makes no warranties whatsoever as to the permissibility of such systems under applicable laws. The Equipment shall not constitute a nuisance, or unreasonably interfere with the operations of other tenants of the Building or with the normal use of the area surrounding the Building by occupants thereof. Upon termination or expiration of this Lease, Tenant shall remove the Equipment, at its expense, and shall repair and restore the Building to a condition at least equivalent to that existing prior to such installation, normal wear and tear excepted.

(iv) Landlord reserves the right to relocate said Equipment at any time, at no expense to Tenant, provided such relocation shall have no material adverse impact on the operations of such Equipment as a service to the Premises.

12. Alterations and Improvements. Except for alterations which do not affect the Building structure or systems, are not visible from outside the Premises and do not cost in excess of $100,000.00 in the aggregate, Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises without first obtaining in writing Landlord’s written consent for such alterations or additions, which consent may be granted or withheld in the sole, unfettered discretion of Landlord (if the alterations will affect the Building structure or systems or will be visible from outside the Premises), but which consent shall not be unreasonably withheld (if the alterations will not affect the Building structure or systems and will not be visible from outside the Premises). Upon Landlord’s request, and if reasonably necessary in connection with the work, Tenant will furnish Landlord plans and specifications for any proposed alterations, additions or improvements and shall reimburse Landlord for its out-of-pocket reasonable cost to review such plans. Any alterations, physical additions or improvements shall at once become the property of Landlord; provided, however, as to improvements and alterations made by Tenant after the date of this Lease, Landlord, at its option, may require Tenant (at the end of the Term) to remove any alterations, additions or improvements in order to restore the Premises to the condition existing on the Commencement Date, if Landlord provided notice to Tenant, at the time Tenant requested the right to make such alteration, that it would have to be removed at the end of the Term. Tenant shall have no obligation to remove any of the improvements in or alterations to the Premises existing as of the date of this Lease. All costs of any such alterations, additions or improvements shall be borne by Tenant. All alterations, additions or improvements must be made in a good, first-class, workmanlike manner and Tenant must maintain appropriate liability and builder’s risk insurance throughout the construction. Tenant does hereby indemnify and hold Landlord harmless from and against all claims for damages or death of persons or damage or destruction of property arising out of the performance of any such alterations, additions or improvements made by or on behalf of Tenant. Under no circumstances shall Landlord be required to pay, during the Term of this Lease and any extensions or renewals thereof, any ad valorem or Property tax on such alterations, additions or improvements, Tenant hereby covenants to pay all such taxes when they become due. In the event any alterations, additions, improvements or repairs are to be performed by contractors or workmen other than Landlord’s contractors or workmen, any such contractors or workmen must first be approved, in writing, by Landlord. Landlord agrees to assign to Tenant any rights it may have against the contractor of the Premises with respect to any work performed by said contractor in connection with improvements made by Landlord at the request of Tenant.

13. Operating Expenses.

(a) Tenant agrees to reimburse Landlord throughout the Term, as Additional Rent hereunder for Tenant’s Share (as defined below) of the annual Operating Expenses (as defined below). The term “Tenant’s Share” shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building (as may be adjusted by casualty, condemnation or other event as specifically provided herein). Landlord and Tenant hereby agree that Tenant’s Share is 100%. If Tenant does not lease the Premises during the entire full calendar year in which the Term of this Lease commences or ends, Tenant’s Share of Operating Expenses for the applicable calendar year shall be appropriately prorated for the partial year, based on the number of days Tenant has leased the Premises during that year.

(b) Operating Expenses shall be all those expenses of operating, servicing, managing, maintaining and repairing the Property, Building, all parking areas (except Tenant shall be solely and directly responsible for the cost of ordinary and day-to-day maintenance of the parking areas) and related common areas in a manner deemed by Landlord reasonable and appropriate and in the best interest of the tenants of the Building and in a manner consistent with first-class office buildings in the metropolitan area in which the Building is located. Operating Expenses shall include, without limitation, the following:

(1) All taxes and assessments, whether general or special, applicable to the Property and the Building, which shall include real and personal property ad valorem taxes, and any and all reasonable costs and expenses incurred by Landlord in seeking a reduction of any such taxes and assessments (collectively, “Taxes”). However, Tenant shall not be obligated for Taxes on the net income from the operation of the Building, unless there is imposed in the future a tax on rental income on the Building in lieu of the real Property ad valorem taxes, in which event such tax shall be deemed an Operating Expense of the Building.

(2) Insurance premiums and deductible amounts, including, without limitation, for commercial general liability, ISO Causes of Loss Special Form property, rent loss and other coverages carried by Landlord on the Building and Property (including terrorism insurance, if Landlord elects to carry it or is required to carry it by any lender).

(3) The costs, including interest, amortized over its useful life, of any capital improvement made to the Building by or on behalf of Landlord after the date of this Lease which is required under any governmental law or regulation (or any judicial interpretation thereof) that was not applicable to the Building as of the date of this Lease, and of the acquisition and installation of any device or equipment designed to improve the operating efficiency of any system within the Building or which is acquired to improve the safety of the Building (provided that the annual amortized cost of such device or equipment is exceeded by the average annual savings in Operating Expenses caused by the acquisition and installation thereof).

(4) All services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining and operating the Building.

(5) Intentionally Omitted.

(6) Intentionally Omitted.

(7) Costs to maintain and repair the Building and Property not otherwise specified to the be the direct obligation of Landlord or Tenant hereunder, including, without limitation items includable in Operating Expenses pursuant to Section 10 above.

(8) If the Property is covered by a declaration and/or an owners association and costs of the type described above are allocated to the Building by way of dues or costs charged or assessed under that declaration or by that association, those charges or dues shall be included in the Operating Expenses (collectively, the “CCR Payments”).

Notwithstanding anything to the contrary contained in the definition of Operating Expenses, Operating Expenses shall not include expenses for:

A. depreciation and amortization of the Building;

B. real estate brokerage and leasing commissions and fees;

C. advertising and promotional expenses incurred for marketing space in the Building or related to the Property;

D. expenditures that would be required to be treated as capital improvements and replacements under generally accepted accounting principles (“GAAP”) except to the extent otherwise specifically included as Operating Expenses in this Lease;

E. rentals for items which if purchased, rather than rented, would constitute a capital improvement excluded above;

F. any rental under any ground or underlying lease;

G. interest, including interest on debt, debt service or amortization payments on any mortgage encumbering the Building and any financing and refinancing costs with respect thereto;

H. repairs or improvements paid from the net proceeds of insurance (after deducting costs incurred by Landlord in connection with the settlement of such proceeds);

I. costs of repairs or replacements paid for using the net proceeds of an eminent domain proceeding (after deducting costs incurred by Landlord in connection with the settlement of such proceeds);

J. overhead and profit paid to affiliates of Landlord for services on or to the Building or the Property or for supplies or other materials, to the extent that the costs of the services, supplies, or materials exceed the market rate of the costs of the services, supplies, or materials were they not provided by an affiliate of Landlord;

K. costs incurred for art and decorations;

L. Landlord’s income taxes and franchise, gains or estate taxes imposed upon the income of Landlord;

M. costs with respect to the creation of a mortgage or a superior lease or in connection with a sale of the Building or the Property including, without limitation, survey, legal fees and disbursements, transfer taxes or stamps and appraisals, engineering and inspection reports associated with the contemplated sale;

N. any costs and compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

O. payment of damages, attorneys’ fees and any other amounts to any person seeking recovery for Landlord’s sole negligence or other torts solely committed by Landlord;

P. costs incurred due to violations by Landlord of the Lease, and penalties or interest for late payment of any obligation of Landlord;

Q. Landlord’s general corporate overhead, including without limitation, the cost of Landlord’s general corporate accounting and Landlord’s income tax or information returns;

R. the costs, expenses and fees of any asset manager or investment advisor representing Landlord or any partner or any other constituent member of Landlord; and

S. costs arising from Landlord’s charitable or political contributions and real estate association dues and licensing fees.

(c) Landlord shall, on or before the Commencement Date and on or before December 20 of each calendar year, provide Tenant a statement of the estimated monthly installments of Tenant’s Share of Operating Expenses which will be due for the remainder of the calendar year in which the Commencement Date occurs or for the upcoming calendar year, as the case may be. In the event Landlord has not provided Tenant with such statement prior to January 1 of any calendar year, Tenant shall continue to pay Tenant’s Share of Operating Expenses in the same amount as the previous calendar year, unless and until Landlord provides a statement of estimated monthly installments for the current calendar year. As soon as practicable after December 31 of each calendar year during the Term of this Lease, Landlord shall furnish to Tenant an itemized statement of the Operating Expenses within the Building for the calendar year then ended. Upon reasonable prior written request given not later than thirty (30) days following the date Landlord’s statement is delivered to Tenant, Landlord will provide Tenant detailed documentation to support the itemized statement. If Tenant does not notify Landlord of any objection to Landlord’s itemized statement within thirty (30) days of Landlord’s delivery thereof, Tenant shall be deemed to have accepted such statement as true and correct and shall be deemed to have waived any right to dispute the Operating Expenses due pursuant to that statement.

(i) Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Sections 3 and 4 hereinabove, as Additional Rent hereunder, the estimated monthly installment of Tenant’s Share of the Operating Expenses for the calendar year in question. At the end of any calendar year if Tenant has paid to Landlord an amount in excess of Tenant’s Share of Operating Expenses for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of Additional Rent due hereunder, at the option of Landlord). At the end of any calendar year if Tenant has paid to Landlord less than Tenant’s Share of Operating Expenses for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after Tenant receives the annual statement.

(ii) For the calendar year in which this Lease terminates, and is not extended or renewed, the provisions of this Section shall apply, but Tenant’s Share for such calendar year shall be subject to a pro rata adjustment based upon the number of days prior to the expiration of the Term of this Lease. Tenant shall make monthly estimated payments of the prorata portion of Tenant’s Share for such calendar year (in the manner provided above) and when the actual prorated Tenant’s Share for such calendar year is determined Landlord shall send a statement to Tenant and if such statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year exceeded the actual prorated Tenant’s Share for such calendar year, Landlord shall include a check for that amount along with the statement. If the statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year were less than the actual prorated Tenant’s Share for such calendar year, Tenant shall pay the shortfall to Landlord within thirty (30) days of the date Tenant receives Landlord’s statement.

(iii) Notwithstanding the foregoing to the contrary, Landlord shall have the right, from time to time, to elect to have Tenant pay Taxes and /or CCR Payments as a monthly pass-through component of Operating Expenses or as a direct payment in accordance with the following (but still included within the definition of Operating Expenses for all purposes of this Lease, except for the method of reimbursement/payment described hereinabove). If Landlord elects to have Tenant pay direct, Landlord shall give Tenant thirty (30) days prior written notice. Thereafter, Landlord shall forward bills to Tenant for Taxes and/or CCR Payments and Tenant shall (i) promptly and timely pay such bills at least thirty (30) days prior to the due date thereof directly to the invoicee in accordance with Landlord’s election and such bills and (ii) provide Landlord with evidence of such payment no later than thirty (30) days prior to the last day upon which they may be paid without any fine, penalty, interest or additional cost. If Tenant fails to pay the Taxes and/or CCR Payments in accordance with this Section 13(c)(iii) and Landlord elects to pay the Taxes and/or CCR Payments on Tenant’s behalf, such failure shall be deemed a default by Tenant in accordance with Section 26 hereof and a failure to timely pay Additional Rent, and Tenant shall be liable for all fines, penalties, interest and additional cost incurred by Landlord, which amounts Tenant shall pay to Landlord within thirty (30) days after receipt of written notice from Landlord. If Landlord has elected to pay Taxes and/or CCR Payments direct, Landlord shall have the right, from time to time, to elect to return to collection as a monthly pass-through component of Operating Expenses on thirty (30) days prior written notice to Tenant.

(d) (i) Tenant shall be afforded reasonable access to Landlord’s books and records for the purpose of verifying all Operating Costs. Within one hundred eighty (180) days after the delivery of a statement, as referenced above (the “Examination Period”), Tenant shall notify Landlord if it intends to examine Landlord’s books and records with respect to such statement. If Tenant so notifies Landlord then Tenant and its representatives shall, after having first paid any amounts owed by Tenant as reflected on the statement, have the right, at Tenant’s expense, during normal business hours to examine Landlord’s books and records relating to the Building for the previous operating year and to make copies thereof; provided, however, that the examination must be completed during the Examination Period. Tenant shall notify Landlord during said Examination Period if it disputes such statement, setting forth the reasons therefor (a “Notice of Dispute”). If Tenant either (i) fails to notify Landlord during the Examination Period of Tenant’s intent to examine Landlord’s books and records, or (ii) fails to give Landlord a Notice of Dispute prior to expiration of the Examination Period, then Tenant shall be deemed to have accepted such statement as true and correct for all purposes hereof.

(ii) If any audit by Tenant of Landlord’s books and records pursuant to the foregoing demonstrates an overstatement of Operating Costs by Landlord and if Landlord concurs with the result of such audit, Landlord shall provide a credit to Tenant against Tenant’s next payment of Tenant’s Share of Operating Costs in the amount of said overstatement of Operating Costs (to the extent that Tenant has paid such amount to Landlord). If any such audit reveals an understatement of Operating Costs by Landlord, Tenant shall promptly pay to Landlord an amount equal to such understatement. If said audit demonstrates an overstatement of Operating Costs by Landlord in excess of five percent (5%) of the amount set forth in the statement and Landlord concurs with the result of such audit, Landlord shall also pay Tenant the reasonable out-of-pocket costs incurred by Tenant in connection with said audit.

(e) Landlord may, and upon timely and reasonable request by Tenant shall, within the respective times and in the manner prescribed by law for such purposes, petition for reduction of the assessed valuation of the Building and the Property, claim a refund of real estate taxes or assessments or otherwise challenge the validity or applicability of any real estate tax, assessment or similar or related laws (a “Tax Protest”). Landlord shall prosecute any Tax Protest with due diligence and continuity. Landlord shall provide Tenant with copies of any application, petition or other pleading filed in connection with a Tax Protest. Tenant may, at its own expense, join with Landlord in making any such application, petition or other pleading, retain co-counsel, attend hearings, present evidence and arguments, and generally participate in the conduct of the Tax Protest, and in connection therewith, Landlord shall make available to Tenant any material in its possession relating to the cost of the Building, the income derived from the operation thereof and any other facts Tenant may reasonably require. Notwithstanding the foregoing, Tenant shall be solely responsible for all costs and expenses incurred in connection with such a Tax Protest, including, without limitation, Landlord’s attorneys’ fees and disbursements.

14. Landlord’s Failure to Give Possession. Landlord shall not be liable for damages to Tenant for failure to deliver possession of the Premises to Tenant if such failure is due to no fault of Landlord, to the failure of any construction or remodeling of the Premises by Tenant to be completed or to the failure of any previous tenant to vacate the Premises. Landlord and Tenant hereby acknowledge and agree that Tenant was in possession of the Premises prior to the Commencement Date pursuant to a right of occupancy prior to this Lease. Tenant hereby waives any and all claims against Landlord for Landlord’s failure to deliver the Premises to Tenant.

15. Acceptance and Waiver. Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is an entity, its officers, agents, employees, guests or invitees) for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, from water rising from underground pipes or the ground, or from electricity, but Tenant, by moving into the Premises and taking possession thereof, shall accept, and shall be held to have accepted the Premises as suitable for the purposes for which the same are leased, and shall accept and shall be held to have accepted the Building and every appurtenances thereof, and Tenant by said act waives any and all defects therein; provided, however, that this Section shall not apply to any damages or injury caused by or resulting from the negligence or willful misconduct of Landlord. Tenant hereby accepts the Premises in its “As Is” condition with all faults and acknowledges and agrees that Landlord shall not be deemed to have given any express or implied warranties whatsoever with respect to the condition of the Premises.

16. Signs. Tenant shall have the right to place any signs on or within the Building, if and to the extent they comply with any applicable law, except if Tenant shall affix any such sign to the Building by penetrating or boring holes into the exterior materials of the Building, then Tenant shall repair the same prior to the expiration of the Term or earlier termination of this Lease. Landlord consents to all signs which exist on the Property as of the date hereof.

17. Advertising. Landlord may advertise the Premises as being “For Rent” at any time following a default by Tenant which remains uncured and at any time within one hundred eighty (180) days prior to the expiration, cancellation or termination of this Lease for any reason and during any such periods may exhibit the Premises to prospective tenants.

18. Removal of Fixtures. If Tenant is not in default hereunder, Tenant may, prior to the expiration of the Term of this Lease, or any extension thereof, remove any trade fixtures and equipment which it has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant repairs all damages to the Premises caused by such removal.

19. Entering Premises. Landlord may enter the Premises at reasonable hours provided that Landlord’s entry shall not unreasonably interrupt Tenant’s business operations and that prior notice is given when reasonably possible (and, if in the opinion of Landlord any emergency exists, at any time and without notice): (a) to make repairs and perform maintenance (no prior notice is required to provide routine services) which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease; (b) to inspect the Premises to see that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof; (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to run pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the drop ceilings, provided that Landlord is performing the actions under this subsection (d) pursuant to Landlord’s obligations under this Lease; and (e) to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements and additions, or any alterations, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant; provided, however, that Landlord shall make all reasonable efforts not to disturb Tenant’s use or occupancy of the Premises. The Rent reserved herein shall not abate while said repairs, alterations or additions are being made and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant because of the prosecution of any such work. All such repairs, decorations, additions and improvements shall be done during ordinary business hours, or, if any such work is at the request of Tenant to be done during any other hours, the Tenant shall pay all overtime and other extra costs.

20. Services.

(a) From and after the date of this Lease, Tenant will be responsible, at its sole cost and expense, for contracting for such utility service as needed from time to time by Tenant. If Tenant fails to pay any utility bills or charges and such failure presents a threat of harm or risk to the Property or could result in a lien on the Property, Landlord may, at its option and upon reasonable notice to Tenant and in addition to any other remedies, pay the same and in such event, the amount of such payment, together with interest thereon at the lower of eighteen percent (18%) per annum or the highest rate permitted by applicable law from the date of such payment by Landlord, will be added to Tenant’s next due payment, as Additional Rent.

(b) Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services or utilities to the Premises, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease.

21. Indemnities. Tenant does hereby indemnify and save harmless Landlord against all claims for damages to persons or property which are caused anywhere in the Building or on the Property by the negligence or willful misconduct of Tenant, its agents or employees or which occur in the Premises (or arise out of actions taking place in the Premises) unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees. Landlord does hereby indemnify and hold Tenant harmless against all claims for damaged persons or property if caused by the negligence or willful misconduct of Landlord, its agents or employees. The indemnities set forth hereinabove shall include the obligation to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees. The indemnities contained herein do not override the waivers contained in Section 22(d) below.

22. Tenant’s Insurance; Waivers.

(a) Tenant further covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i) Commercial General and Umbrella Liability Insurance covering the Premises and Tenant’s use thereof against claims for personal injury or death, property damage and product liability occurring upon, in or about the Premises, such insurance to be written on an occurrence basis (not a claims made basis), with a limit for each occurrence not less than $3,000,000 and to have general aggregate limits of not less than $5,000,000 for each policy year. The insurance coverage required under this Section 22(a)(i) shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Section 21 and, if necessary, the policy shall contain a contractual endorsement to that effect. The general aggregate limits under the Commercial General Liability (CGL) insurance policy or policies must apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and, if necessary, such policy shall contain an endorsement to that effect. CGL insurance shall be written on ISO occurrence form CG 00 01 01 96 (or a substitute form providing equivalent or better coverage). The certificate of insurance evidencing the Commercial General Liability form of policy shall specify all endorsements required herein, shall name all additional insureds required by Section 22(b) below and shall specify on the face thereof that the limits of such policy applies separately to the Premises.

(ii) Commercial all risk property insurance covering all of the items included in Tenant’s leasehold improvements, heating, ventilating and air conditioning equipment maintained by Tenant, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and alterations, additions or changes made by Tenant pursuant to Section 12, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the ISO Special Causes of Loss –Form insurance policy (or substitute form providing, in Landlord’s reasonable discretion, equivalent or better coverage), together with insurance against sprinkler damage, vandalism and malicious mischief. Any policy proceeds from such insurance shall be held in trust by Tenant’s insurance company for the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Section 28 of this Lease. The certificate of insurance evidencing such coverage which is delivered by Tenant pursuant to Section 22(b) below shall designate Landlord and Wells Management, Inc. as loss payee as their interests may appear with respect to the Building, all leasehold improvements, heating, ventilating and air-conditioning equipment and all fixtures (other than Tenant’s trade fixtures).

(iii) Workers’ Compensation and Employer’s Liability insurance affording statutory coverage and containing statutory limits with the Employer’s Liability portion thereof to have minimum limits of $500,000.00.

(iv) Intentionally Omitted.

(v) Automobile (and if necessary, commercial umbrella) liability insurance with a limit of not less than $5,000,000 for each accident. Such insurance shall insure liability arising out of any automobiles used in connection with Tenant’s business (including owned, hired, leased and non-owned automobiles).

(vi) Tenant shall carry and maintain during the entire Term, at Tenant’s sole cost and expense, such increased amounts of the insurance required to be carried by Tenant pursuant to this Article 22, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord; provided that such requests shall be consistent with the treatment of comparable tenants in similar buildings in the same market as the Building.

(b) All policies of the insurance provided for in Section 22(a) shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A-X in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which Landlord’s Building is located. Landlord, in its sole discretion, shall be permitted to temporarily waive or accept alternative coverages for Tenant’s insurance as required by the terms of this Section 22. Each and every such policy shall comply with the following:

(i) each policy shall name Landlord and Wells Management, Inc. as an additional insured (as well as any mortgagee of Landlord and any other party reasonably designated by Landlord) and the coverage in item (ii) shall also name Landlord as loss payee as its interest may appear with respect to all leasehold improvements, heating, ventilating and air-conditioning equipment and fixtures (other than Tenant’s trade fixtures).

(ii) shall (and a certificate thereof shall be delivered to Landlord at or prior to the execution of the Lease) be delivered to each of Landlord and any such other parties in interest within thirty (30) days after delivery of possession of the Premises to Tenant and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii) shall contain a provision that the insurer shall use its best efforts to give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(iv) each policy shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c) Any insurance provided for in Section 22(a) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:

(i) Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

(ii) the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;

(iii) any such policy or policies shall specify therein (or Tenant shall furnish Landlord with a written statement from the insurers under such policy specifying) the amount of the total insurance allocated to the Tenant’s improvements and property more specifically detailed in Section 22(a); and

(iv) the requirements set forth in this Section 22 are otherwise satisfied.

(d) Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by an ISO Causes of Loss – Special Form property insurance of the type described in Section 22(a)(ii) above. Each party shall also be responsible for the payment of any deductible amounts required to be paid under the applicable ISO Causes of Loss – Special Form property insurance carried by the party whose property is damaged. These waivers shall apply if the damage would have been covered by a customary ISO Causes of Loss – Special Form property insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by ISO Causes of Loss – Special Form property insurance of the type described in Section 22(a)(ii). To further effectuate the provisions of this Section 22(d), Landlord and Tenant both agree to provide copies of this Lease (and in particular, these waivers) to their respective insurance carriers and to require such insurance carriers to waive all rights of subrogation against the other party with respect to property damage covered by the applicable ISO Causes of Loss – Special Form property insurance policy.

(e) Tenant acknowledges and agrees that any contractors (and subcontractors of any tier) hired by Tenant to do work in the Premises will be required to carry sufficient insurance coverage insuring the contractor (or subcontractor), Tenant and Landlord with terms equivalent to those specified in this Section 22, and Tenant shall provide certificates of such insurance to Landlord prior to commencing any work in the Premises.

23. Governmental Requirements. Landlord shall throughout the Term of this Lease perform such capital repairs or replacements as shall be necessary to comply with all present and future laws, ordinances and regulations of all applicable governing authorities, including, without limitation, the Americans with Disabilities Act, relating to all or any portion of the Premises, the Building or the Property, foreseen or unforeseen, ordinary as well as extraordinary, or to the use or manner of use of the Premises, the Building or the Property (collectively, “Governmental Requirements”). Except as required to be performed by Landlord under the preceding sentence, Tenant shall, at Tenant’s sole cost, comply with all Governmental Requirements. Tenant shall also observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Premises, the Building or the Property.

24. Abandonment of Premises. Tenant agrees not to abandon or vacate the Premises during the Term of this Lease, except in the event that Tenant has made a bona-fide request for Landlord to consent to an assignment or sublet and Landlord has elected to withhold its consent to such request. If Tenant does abandon or vacate the Premises for more than ninety (90) days (except under the circumstances set forth in the preceding sentence), Landlord may terminate this Lease, by written notice to Tenant at any time prior to Tenant reoccupying the Premises, but such termination shall not entitle Landlord to pursue any other remedies unless an uncured event of default then exists, in which case Landlord may pursue any and all remedies provided by this Lease, at law or in equity.

25. Assignment and Subletting. (a) Tenant may not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent. Consent to one assignment or sublease shall not waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Tenant shall reimburse Landlord for its legal and administrative costs in reviewing any such proposed assignment or sublease. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant’s liability hereunder and, in the event of any default by Tenant under this Lease, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease or assignment as a direct Lease with Landlord and collect rent directly from the subtenant. If Tenant desires to assign or sublease, Tenant must provide written notice to Landlord describing the proposed transaction in detail and providing all documentation (including detailed financial information for the proposed assignee or subtenant) reasonably necessary to let Landlord evaluate the proposed transaction. Landlord shall notify Tenant within thirty (30) days of its receipt of such notice whether Landlord elects to exercise its recapture right and, if not, whether Landlord consents to the requested assignment or sublease. If Landlord fails to respond within such thirty (30) day period, Landlord will be deemed to have elected to consent to the assignment or sublease. If Landlord does consent to any assignment or sublease request (which expressly excludes any assignment or sublease under Section 25(b) of this Lease) and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant’s reasonable, actual expenses in obtaining such assignment or sublease, amortized in equal monthly installments over the then remainder of the Term), Tenant shall pay 50% of such excess to Landlord as and when the monthly payments are received by Tenant.

(b) Notwithstanding the foregoing, in the event that Tenant and any corporation, partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, are merged or consolidated, in accordance with applicable statutory provisions governing merger, consolidation, or acquisition of business entities, so long as Tenant’s obligations hereunder are assumed by the entity surviving such merger or acquisition, or created by such consolidation, and the surviving entity’s tangible net worth and financial condition, to be determined in Landlord’s reasonable discretion, exceeds that of Tenant as of the execution of this Lease, then Landlord’s prior written consent shall not be required with respect to such transaction. Further, notwithstanding the foregoing, Tenant shall have the right to assign its interest in this Lease, or sublet the Premises or any portion thereof, without the prior consent or approval of Landlord, to an entity wholly controlled by Tenant, under common control with Tenant or controlling Tenant without Landlord’s prior consent, provided, that, Tenant shall remain liable for all of the terms and conditions of this Lease and any and all guaranties delivered to Landlord in respect of this Lease shall remain in full force and effect.

26. Default. (a) If Tenant shall default in the payment of Rent herein reserved when due and fails to cure such default within five (5) business days after written notice of such default is given to Tenant by Landlord; or if Tenant shall be in default in performing any of the terms or provisions of this Lease other than the provisions requiring the payment of Rent, and fails to cure such default within thirty (30) days after written notice of such default is given to Tenant by Landlord or, if such default cannot be cured within thirty (30) days, Tenant shall not be in default if Tenant promptly commences and diligently proceeds the cure to completion as soon as possible and in all events within ninety (90) days; or if Tenant is adjudicated a bankrupt; or if a permanent receiver is appointed for Tenant’s Property and such receiver is not removed within sixty (60) days after written notice from Landlord to Tenant to obtain such removal; or if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceedings under any present or future law, whereby the Rent or any part thereof, is, or is proposed to be, reduced or payment thereof deferred; or if Tenant’s effects should be levied upon or attached and such levy or attachment is not satisfied or dissolved within thirty (30) days after written notice from Landlord to Tenant to obtain satisfaction thereof; or, if Tenant is an individual, in the event of the death of the individual and the failure of the executor, administrator or personal representative of the estate of the deceased individual to have assigned the Lease within three (3) months after the death to an assignee approved by Landlord; then, and in any of said events, Landlord, at its option, may exercise any or all of the remedies set forth in Section 27 below.

(b) (i) Notwithstanding any provision contained in this Lease to the contrary, if Landlord fails to remedy a default with respect to repairs which Landlord is obligated to perform under this Lease, within the Premises, and such default is not cured within thirty (30) days after receipt of written notice of such default from Tenant, (or if the failure so specified shall be of such a nature that the same cannot reasonably be cured or remedied within said thirty (30) day period, if Landlord shall not in good faith have commenced the curing or remedying of such default within such thirty (30) day period, and shall not thereafter proceed to completion with due diligence), then Tenant shall have the right to make such repairs.

(ii) All reasonable out-of-pocket sums actually paid or incurred by Tenant (but not costs to improve the Premises beyond rectifying Landlord’s failure) in performing such obligation shall be paid by Landlord to Tenant within thirty (30) days after demand therefor by Tenant. Any contractors employed by Tenant to cure a Landlord failure hereunder shall be reputable contractors and Tenant upon completion of such work shall provide appropriate lien waivers to Landlord. Landlord shall thereafter have the right to dispute any costs incurred by Tenant under this paragraph.

(iii) In effectuating a cure in connection with Tenant’s self-help or cure rights hereunder, Tenant shall take those precautions that a reasonably prudent building manager would undertake to avoid any unreasonable interference with other tenants in the Building or the Building systems (such as electrical or mechanical systems).

(c) If the utilities or services which Landlord is required to provide under the Lease are interrupted, such interruption is within the reasonable control of Landlord, and such interruption continues for five (5) consecutive business days after written notice of such interruption is given to Landlord, and provided that such interruption is not the result of an act or omission of Tenant, and provided further that such interruption is of such a nature as to cause a material disruption of Tenant’s business being conducted at the Premises, then Tenant shall be entitled to an abatement of its obligations to make payments of Monthly Rental or Operating Expenses, commencing on the sixth (6th) business day after the notice of such interruption is given and continuing until such time as the interruption is substantially remedied. If such interruption within the reasonable control of Landlord shall continue for sixty (60) consecutive days, Tenant may elect to terminate this Lease upon thirty (30) days written notice to Landlord; provided, however, that the election to terminate shall be of no force and effect if prior to the expiration of said thirty (30) day period the cause of such interruption shall have been substantially remedied by Landlord.

27. Remedies. Upon the occurrence of any default set forth in Section 26 above which is not cured by Tenant within the applicable cure period provided therein, if any, Landlord may exercise all or any of the following remedies:

(a) terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Premises to Landlord on the date specified in such notice, and if Tenant fails to so surrender, Landlord shall have the right, without notice, to enter upon and take possession of the Premises and to expel and remove Tenant and its effects without being liable for prosecution or any claim of damages therefor;

(b) terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including without limitation, the then present value of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the Expiration Date of the term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Premises for the same period (as determined by a real estate broker licensed in the state where the Building is located, who has at least ten (10) years experience, immediately prior to the date in question evaluating commercial office space, taking into account all relevant factors including, without limitation, the length of the remaining Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and how that would affect vacancy and rental rates during the period equal to the remainder of the Term and inflation), plus (iii) the costs of recovering the Premises, and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorneys’ fees, plus (iv) the unpaid Rent earned as of the date of termination, plus interest, all of which sum shall be immediately due and payable by Tenant to Landlord;

(c) without terminating this Lease, and without notice to Tenant, Landlord may in its own name, but as agent for Tenant enter into and take possession of the Premises and re-let the Premises, or a portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable (Landlord shall have no obligation to attempt to re-let the Premises or any part thereof. Upon any such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder;

(d) allow the Premises to remain unoccupied and collect Rent from Tenant as it becomes due; or

(e) pursue such other remedies as are available at law or in equity.

28. Destruction or Damage.

(a) Tenant shall promptly notify Landlord of any material damage to the Premise resulting from fire or any other casualty. If the Building or the Premises are totally destroyed by storm, fire, earthquake, or other casualty, or damaged to the extent that, in Landlord’s reasonable opinion to be provided by Landlord to Tenant in a timely manner reasonable under the circumstances the damage cannot be restored within one hundred eighty (180) days of the date Landlord provides Tenant written notice of Landlord’s reasonable estimate of the time necessary to restore the damage, or if the damage is not covered by standard ISO Causes of Loss – Special Form property insurance, or if the Landlord’s lender requires that the insurance proceeds be applied to its loan, Landlord shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice to Tenant on or before thirty (30) days following Landlord’s notice described in the next sentence and Rent shall be accounted for as between Landlord and Tenant as of that date. Landlord shall provide Tenant with notice within sixty (60) days following the date of the damage of the estimated time needed to restore, whether the loss is covered by Landlord’s insurance coverage and whether or not Landlord’s lender requires the insurance proceeds be applied to its loan.

(b) If the Premises are damaged by any such casualty or casualties but Landlord is not entitled to or does not terminate this Lease as provided in subparagraph (a) above, this Lease shall remain in full force and effect, Landlord shall notify Tenant in writing within sixty (60) days of the date of the damage that the damage will be restored (and will include Landlord’s good faith estimate of the date the restoration will be complete), in which case Rent shall abate as to any portion of the Premises which is not usable, and Landlord shall restore the Premises to substantially the same condition as before the damage occurred as soon as practicable, whereupon full Rent shall recommence. Notwithstanding the foregoing to the contrary, Landlord shall not be obligated to restore any component of the Building or the Premises for which Tenant is required to maintain insurance under Section 22(a)(ii).

29. Eminent Domain. If the whole of the Building or Premises, or such portion thereof as will make the Building or Premises unusable in the reasonable judgment of Landlord for their intended purposes, is condemned or taken by any legally constituted authority for any public use or purpose, then in either of said events, Landlord may terminate this Lease by written notice to Tenant and the Term hereby granted shall cease from that time when possession thereof is taken by the condemning authorities, and Rent shall be accounted for as between Landlord and Tenant as of that date. If a portion of the Building or Premises is so taken, but not such amount as will make the Premises unusable in the reasonable judgment of Landlord for the purposes herein leased (provided, that, Landlord agrees that a taking of twenty percent (20%) or more of the floor area of the Building would make the Premises unusable for the purposes herein leased), or if Landlord elects not to terminate this Lease, this Lease shall continue in full force and effect and the Rent shall be reduced prorata in proportion to the amount of the Premises so taken, and Landlord shall, to the extent reasonably feasible, restore the Building and the Premises to substantially its former condition, but such work shall not include (i) any component of the Building or the Premises for which Tenant is required to maintain insurance under Section 22(a)(ii) or (ii) any alterations, additions or improvements to the Premises made by Tenant following the date hereof. Further Landlord shall not be required to spend any amounts for such work in excess of the amount received by Landlord in connection with such condemnation. Tenant shall have no right or claim to any part of any award made to or received by Landlord for such condemnation or taking, and all awards for such condemnation or taking shall be made solely to Landlord. Tenant shall, however, have the right to pursue any separate award that does not reduce the award to which Landlord is entitled.

30. Service of Notice. Except as otherwise provided by law, Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder, the person in charge of or occupying the Premises at the time of such proceeding or notice; and if no person be in charge or occupying the Premises, then such service may be made by attaching the same to the front entrance of the Premises.

31. Mortgagee’s Rights.

(a) Tenant agrees that this Lease shall be subject and subordinate (i) to any mortgage, deed to secure debt or other security interest now encumbering the Property and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any mortgage, deed to secure debt or other security interest which any owner of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes the Lease which now exists or which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which now exists or any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”); provided, however, the self-operative subordination referenced herein is conditioned upon any such mortgagee’s agreement not to disturb Tenant’s tenancy under this Lease as long as Tenant is not in default under the terms and conditions of this Lease. Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any documents which the counsel for Landlord or Holder may deem necessary to evidence the subordination of the Lease to the Security Documents. If Tenant fails to execute any such requested documents, Landlord or Holder is hereby empowered to execute such documents in the name of Tenant evidencing such subordination, as the act and deed of Tenant, and this authority is hereby declared to be coupled with an interest and not revocable.

(b) In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of the Landlord, thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c) If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under the Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in the Lease, for the recovery of Rent or for any other default or event of default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord); or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without its consent.

(d) Tenant hereby acknowledges that if the interest of Landlord hereunder is covered by an assignment of Landlord’s interest in Lease, Tenant shall pay all Rent due and payable under the Lease directly to the Holder of the assignment of Landlord’s interest in Lease upon notification of the exercise of the rights thereunder by the Holder thereof.

(e) Notwithstanding anything to the contrary set forth in this Section 31, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that the Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.

(f) Landlord shall use commercially reasonable efforts to obtain and deliver to Tenant from any present or future mortgagee, trustee, fee owner, prime lessor or any person having an interest in the Premises superior to this Lease (a “Superior Interest”) a written subordination and non-disturbance agreement in recordable form providing that so long as Tenant performs all of the terms, covenants and conditions of this Tenant and agrees to attorn to the mortgagee, beneficiary of the deed of trust, purchaser at a foreclosure sale, prime lessor or fee owner, as the case may be, Tenant’s rights under this Lease shall not be disturbed and shall remain in full force and effect for the Term, and Tenant shall not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder.

32. Estoppel. Tenant shall, from time to time, upon not less than ten (10) days prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in default hereunder and has no offsets or defenses against Landlord under this Lease, whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), and other matters reasonably requested by Landlord concerning the status of the Lease and the Premises, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises.

Landlord shall, from time to time, upon not less than ten (10) days prior written request by Tenant, execute, acknowledge and deliver to Tenant a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, whether or not to the best of Landlord’s knowledge Tenant is in default hereunder (and if so, specifying the nature of the default), and other matters reasonably requested by Tenant concerning the status of the Lease and the Premises.

33. Attorney’s Fees and Homestead. If Landlord exercises any of the remedies provided to Landlord under this Lease as a result of Tenant’s failure to comply with its obligations, or if Landlord brings any action to enforce its rights under this Lease, Tenant shall be obligated to reimburse Landlord, on demand, for all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in connection therewith.

34. Parking. Tenant shall be entitled to use all parking spaces in the parking facilities located on the Property. The use of the parking spaces is provided by Landlord to Tenant without additional charge. Landlord may not alter the parking area or any parking spaces without Tenant’s consent, which consent may not be unreasonably withheld, conditioned or delayed by Tenant, unless and to the extent deemed reasonably necessary by Landlord under applicable legal requirements.

35. Storage. If Landlord makes available to Tenant any storage space outside the Premises, anything stored therein shall be wholly at the risk of Tenant, and Landlord shall have no responsibility or liability for the items stored therein.

36. Waste Disposal.

(a) All normal trash and waste (i.e., waste that does not require special handling pursuant to subparagraph (b) below) shall be disposed of through the janitorial service.

(b) Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the janitorial service pursuant to (a) above and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to this subparagraph (b). Tenant hereby indemnifies and holds harmless Landlord from and against any loss, claims, demands, damage or injury Landlord may suffer or sustain as a result of Tenant’s failure to comply with the provisions of this subparagraph (b).

37. Surrender of Premises. Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys thereto to Landlord in the same condition as on the Commencement Date hereof, natural wear and tear only excepted, and Tenant shall remove all of its personalty therefrom and shall, if directed to do so by Landlord, remove all improvements (including cabling) and restore the Premises to the condition in existence as of the date hereof. Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using such force as may be necessary without being guilty of forcible entry, detainer, trespass or other tort. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease or any renewal falls on Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.

38. Cleaning Premises. Upon vacating the Premises, Tenant agrees to return the Premises to Landlord broom clean and in the same condition when Tenant’s possession commenced, natural wear and tear excepted.

39. No Estate In Land. This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy or sale, and not assignable by Tenant except with Landlord’s consent.

40. Cumulative Rights. All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative but not restrictive to those given by law.

41. Paragraph Titles; Severability. The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

42. Damage or Theft of Personal Property. All personal property brought into the Premises shall be at the risk of the Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, or other occupants of the Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the negligent or willful act of the Landlord, its employees and agents.

43. Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or of any renewal term, with Landlord’s written consent, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be at the higher of 150% of the monthly Base Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term, or 150%

of the then current fair market rental value of the Premises as the same would be adjusted pursuant to the provisions of Section 4 hereof. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord’s written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at the same rate provided in the previous sentence and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term hereof, or any renewal term.

44. Intentionally Omitted.

45. Intentionally Omitted.

46. Rules and Regulations. The rules and regulations in regard to the Building, annexed hereto, and all reasonable rules and regulations which Landlord may hereafter, from time to time, adopt and promulgate for the government and management of said Building, are hereby made a part of this Lease and shall, during the said term, be observed and performed by Tenant, his agents, employees and invitees.

47. Quiet Enjoyment. Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the term hereof. Landlord shall not be responsible for the acts or omissions of any other tenant, Tenant or third party that may interfere with Tenant’s use and enjoyment of the Premises.

48. Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

49. Limitation of Liability. Landlord’s liability to Tenant with respect to this Lease shall be limited solely to Landlord’s interest in the Building, to the income from the Building available after Tenant acquires a judgment against Landlord, and to any insurance proceeds and condemnation awards paid or payable to Landlord, to the extent such insurance proceeds or condemnation awards are available in connection with or arise under the claim which Tenant has against Landlord. Neither Landlord, any of the partners of Landlord, any officer, director, shareholder or partner of Landlord nor any of the partners of Landlord shall have any personal liability whatsoever with respect to this Lease. No owner of the Property, whether or not named herein, shall have liability hereunder after it ceases to hold title to the Property, provided, that, such new title holder assumes this Lease. In no event shall Landlord have liability hereunder after it ceases to hold title to the Property for any event or occurrence arising or occurring after the date title passes to such new title holder.

50. Submission of Agreement. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

51. Authority. If Tenant executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant does hereby personally represent and warrant that Tenant is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant is qualified to do business in the state where the Building is located, that Tenant has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant is authorized to do so. In the event any such representation and warranty is false, all persons who execute this Lease shall be individually, jointly and severally, liable as Tenant. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.

52. Intentionally Omitted.

53. Broker Disclosure. Landlord represents that it has dealt with no broker in connection with this Lease, except for CB Richard Ellis. Landlord agrees that, if any broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim. Tenant represents that it has dealt with no broker in connection with this Lease. Tenant agrees that, if any broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim. Tenant agrees that Tenant shall be solely responsible for any and all commissions, reimbursements and other payments payable to CB Richard Ellis in connection herewith.

54. Notices. Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service at the addresses set forth below. Any such notice shall be deemed given on the date sent or deposited for delivery in accordance with one of the permitted methods described above. The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt. Either party may change its notice address by notice to the other party in accordance with the terms of this Section 54. The following are the initial notice addresses for each party:

Landlord’s Notice Address:	Wells Management, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092-2295
Attention:

With a copy to:	Fund XIII And Fund XIV Associates
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092-2295
Attention:

Tenant’s Notice Address:	Randstad Staffing Services, Inc.
2015 South Park Place
Atlanta, Georgia 30339
Attention: General Counsel

With a copy to:	Randstad Staffing Services, Inc.
2015 South Park Place
Atlanta, Georgia 30339
Attention: Director of Real Estate and Infrastructure

55. Force Majeure. In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond a party hereto’s reasonable control (a “force majeure event”) which results in Landlord or Tenant, as applicable, being unable to timely perform its obligations hereunder to repair the Premises, provide services or perform other duties or obligations required of such effected party hereunder, so long as the party so affected diligently proceeds to perform such obligations after the end of the force majeure event, the party so effected shall not be in breach hereunder, this Lease shall not terminate, and Tenant’s obligation to pay any Base Rent, additional rent, or any other charges and sums due and payable shall not be excused.

56. Financial Statements. At any time during the Term, upon ten (10) days prior written notice from

Landlord to Tenant, Tenant agrees to provide Landlord with the most current financial statement for Tenant and financial statements for the two (2) years prior to the current financial statement year for Tenant. Such statements are to be certified by Tenant to be true, correct and complete, prepared in accordance with generally accepted accounting principals and, if it is the normal practice of Tenant, audited by an independent certified public accountant. Landlord agrees to maintain the confidentiality of such statements in accordance with the terms of the Confidentiality Agreement attached hereto as Exhibit “B”.

57. Waiver of Landlord’s Lien. Landlord hereby expressly waives its Landlord’s lien and any and all rights granted by or under any present or future laws to levy or distrain for rent, upon any or all personalty, including, but not limited to towers, antennas, equipment, trade fixtures, inventory furniture and other personal property of Tenant or any party with any such items in the Premises, through or under Tenant.

58. Tenant’s Right to Install Satellite Antenna Module. (a) Subject to the terms and conditions as described below, Tenant shall have the right to place on the roof of the Building a satellite antenna module (the “Antenna”) and related hardware and cabling, provided Tenant obtains and pays for all permits and license fees which may be required to be paid for the erection and maintenance of any and all such Antenna.

(b) Tenant shall furnish detailed plans and specifications for such Antenna and related equipment to Landlord for Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided Landlord may condition its consent by requiring that such Antenna and systems be installed in the least conspicuous of all acceptable locations on which the systems might be located and that all components and elements thereof (except the terminal devices and structures) be concealed from view from within and without the Building. Upon the giving of such consent, such systems shall be installed, at Tenant’s expense, by a contractor selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. In the installation of such systems, Tenant shall comply with all applicable laws, and keep the Premises, Building and Property free and clear from liens arising from or related to Tenant’s installation. Tenant shall be entitled to use such portions of the Building as may be reasonably necessary for the installation, operation and maintenance of the Antenna, and Tenant shall have reasonable access to such portions of the Building at all times throughout the term of this Lease for such purposes; provided however, that except for the roof, any cables, conduits or other physical connections between such Antenna and the Premises shall be concealed underground or within permanent walls, floors, columns and ceilings of the Building and in the shafts of the Building provided for such installations, not damaging the mechanical systems (including, without limitation, electrical and plumbing) of the Building, the appearance of the Building or reducing the usable or rentable square footage of the Building; and provided further, that except for the roof and Premises, any installation or maintenance work performed by Tenant or at Tenant’s direction shall be performed without unreasonably interfering with Landlord’s or any other tenant’s use of the Building, and upon completion of such installation and maintenance (initially and from time to time) Tenant shall restore such portions of the Building to a condition at least equivalent to that existing prior to such installation or maintenance. Tenant shall be responsible for procuring whatever licenses or permits may be required for the use of such systems or operation of any equipment served thereby, and Landlord shall cooperate with Tenant, at Tenant’s expense, in procuring such licenses or permits, to the extent required by applicable laws. Landlord makes no warranties whatsoever as to the permissibility of such systems under applicable laws. Tenant’s Antenna shall not constitute a nuisance, or unreasonably interfere with the operations of other tenant of the Building or with the normal use of the area surrounding the Building by occupants thereof. Upon termination or expiration of this Lease, Tenant shall remove the Antenna and related equipment installed by it pursuant to this Paragraph, at its expense, and shall repair and restore the Building to a condition at least equivalent to that existing prior to such installation, normal wear and tear excepted. Landlord reserves the right to relocate said Antenna at Landlord’s sole expense, provided such relocation, in the reasonable opinion of Tenant, shall have no adverse impact on the operations of such Antenna. Tenant shall indemnify, defend and hold Landlord harmless from any loss, cost, damage or expense incurred under or in connection with Tenant’s rights, acts or omissions under this Section 58.

59. Short Form. Either party hereto shall have the right to require the other party to execute a memorandum or short form of this Lease in recordable form and to record the same in the public records of Cobb

County, Georgia, provided that Rent and other economic terms hereof shall not be disclosed. The cost of recording such memorandum or short form lease shall be borne by the party requesting such recordation. Upon request by Landlord at any time from and after the expiration or earlier termination of this Lease, Tenant agrees to execute an appropriate cancellation (in recordable form) of such memorandum or short form of this Lease. Tenant hereby appoints Landlord as its duly appointed attorney-in-fact in order to carry out the terms of this Section 59 in the event Tenant fails to respond to Landlord’s request for Tenant to execute such cancellation within five (5) business days of request thereof. Such agreement by Tenant shall survive the expiration or termination of this Lease.

60. No Sale to Competitor. Landlord may not sell this Building to any party described on Exhibit “C”, attached hereto and by this reference incorporated herein.

61. Right of First Refusal. Landlord hereby grants and conveys to Tenant a right of first refusal to purchase the Premises, on the following terms and conditions:

(a) If Landlord has a bona-fide offer from a third party unrelated to or unaffiliated with Landlord to purchase the Premises, Landlord will provide notice to Tenant of such offer (the “Sale Notice”), and all of the material terms of such offer (including, by way of illustration, but not limitation, the price, date of closing, and financing terms and contingencies);

(b) Tenant shall have fifteen (15) business days after such Sale Notice to elect to purchase the Premises under the terms of the Sale Notice by written notice to Landlord;

(c) If Tenant accepts such offer, then Tenant shall be bound to purchase the Premises in accordance with and subject to the terms of such Sale Notice, and shall close the purchase of the Premises in accordance with the terms thereof;

(d) If Tenant declines such offer or fails to respond to Landlord within said fifteen (15) business day period, then Landlord shall have the right to sell the Premises to the bona-fide third party purchaser, in accordance with the terms of the Sale Notice. If Landlord fails to close the sale of the Property to said bona-fide purchaser, then Tenant shall once again have the rights set forth in this Article 61, as to any subsequent sale of the Property by Landlord; and

(e) Notwithstanding anything to the contrary in this Section 61, as long as such bona-fide third party purchaser purchases the Premises for a purchase price of not less than (1) ninety percent (90%) of the purchase price set forth in the Sale Notice, minus (2) any further reduction in such purchase price as a result of adverse findings in such such bona-fide third party purchaser’s due diligence investigation of Premises and agreed to in good faith by Landlord, then Tenant shall have no further rights or entitlements under this Section 61 whatsoever.

62. Immediate Repairs To Be Performed by Tenant. Within twelve (12) months of the date first set forth above (the “Tenant Work Completion Date”), Tenant shall perform all of the work (collectively, the “Tenant Work”) listed on Exhibit “D” attached hereto and made a part hereof. Tenant shall perform the Tenant Work at Tenant’s sole cost and expense in a good and workmanlike, lien-free manner using first quality materials. The Tenant Work shall be completed before the Tenant Work Completion Date. The Tenant Work shall be performed by contractors acceptable to Landlord, in Landlord’s reasonable discretion, with insurance appropriate for the nature of the Tenant Work being performed and consistent with other buildings similar to the Building in the Atlanta, Georgia metropolitan area. Notwithstanding the foregoing, the Tenant Work identified on Exhibit “D” as “[R]eplace all exterior silicone sealant” shall be completed by the date that is forty-eight (48) months after the date first set forth above. Tenant acknowledges and agrees that Tenant’s agreement to perform the Tenant Work is a material inducement to Landlord entering into this Lease and Landlord would not have agreed to enter into this Lease but for Tenant’s agreement to perform the Tenant Work in accordance with the terms of this Section 62. Upon Landlord’s request, Tenant shall deliver evidence of the completion of the Tenant Work in form and content reasonably acceptable to Landlord. In the event that Tenant fails to perform the Tenant Work in accordance with the terms and conditions of this Section 62, such failure shall be deemed a default hereunder and Landlord shall be entitled to all of its rights and remedies hereunder.

63. Tenant’s Obligations Regarding Annex Building. Landlord and Tenant acknowledge and agree that a certain building (“Annex Building”) exists on the Property that Tenant intends to use for storage of Tenant’s personal property. Tenant acknowledges that there exists an easement for sanitary sewer service (“Sanitary Sewer Easement”) benefiting an adjacent property owner or owners or other parties as more particularly described in the instrument creating the Sanitary Sewer Easement. The area of the Sanitary Sewer Easement runs under a portion of the Annex Building. In the event that any beneficiary of the Sanitary Sewer Easement or other party claiming rights under the Sanitary Sewer Easement makes any claim against Landlord as a result of, or in connection with, the location of the Annex Building on the area of the Sanitary Sewer Easement, then Tenant shall, at Tenant’s sole cost and expense, promptly (i) comply with all requirements of such claim and (ii) indemnify, defend and hold harmless Landlord from any loss cost or damage relating to such claim.

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals, the day and year first above written.

LANDLORD:

FUND XIII AND FUND XIV ASSOCIATES,

a Georgia joint venture partnership

By: Wells Real Estate Fund XIII, L.P.,

        a Georgia limited partnership, Venturer

By: Wells Capital, Inc., a Georgia corporation,     its general partner

By:

Name:

Title:

(CORPORATE SEAL)

By: Wells Real Estate Fund XIV, L.P.,

        a Georgia limited partnership, Venturer

By: Wells Capital, Inc., a Georgia corporation,     its general partner

By:

Name:

Title:

(CORPORATE SEAL)

TENANT:

RANDSTAD STAFFING SERVICES, INC., a Georgia corporation

By:

Name:

Title:

(CORPORATE SEAL)